Smart Kids Group Inc. (SKGP.OB) Receives $20,000,000 Reserve Equity Financing from AGS Capital Group

CAMBRIDGE, Mass., March 21, 2012 /PRNewswire/ -- Smart Kids Group Inc. confirms it has now received a $20,000,000 Reserve Equity Financing from AGS Capital Group, LLC, a US based specialist investor group, to fund several key acquisitions.

The REF is a long term strategic financing partnership that places Smart Kids Group in control of how and when we raise equity, minimizing any potential dilution or disruption to our capital structure. Smart Kids Group Inc. has the discretion to periodically sell common shares deciding when funds are raised and utilized. Having AGS Capital Group as a long-term partner reduces financing uncertainty so we can better focus on achieving our business objectives.

"Smart Kids Group is currently in talks with several public and private companies to potentially acquire. Having this equity deal in place sets us up in a very strong position for the near term and the future," say Chairman of Smart Kids Group, Thomas Anthony Guerriero.

"We are excited to be working with Smart Kids Group Inc. which we believe to have tremendous growth potential," says Allen Silberstein, Chief Investment Officer of AGS Capital Group.

About Smart Kids Group Inc.

Smart Kids has created, developed, and produced a cutting edge children's digital education and entertainment company which is a publicly trading company (OTCBB: SKGP.OB - News). The company develops, distributes and licenses quality children's Edutainment products through a variety of media including television, video, retail, direct marketing, and the Internet. Using child safety awareness as its unifying theme, Smart Kids' characters and related products serve a uniquely viable market niche which combines entertainment, educational programming and merchandising – all of which address parents' and children's concerns about keeping safe and aware of their surroundings in their homes, their communities, and in an increasingly uncertain world.

About AGS Capital Group, LLC

AGS Capital Group provides flexible equity financing solutions for growth-stage and mid cap public companies as well as private companies looking to go public. AGS Capital Group invests in public companies around the world listed on most exchanges.  AGS Capital Group performs fundamental analysis including credit risk, technical analysis of market trends and industry, evaluation of management team experience and corporate structure evaluation. Additional information may be found at www.agscapitalgroup.com

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21B of the Securities and Exchange Act of 1934, as amended. Readers are cautioned not place undue reliance on these forward-looking statements, which are only predictions and only speak as of the date hereof. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "plan," "expect," or similar expressions and are subject to numerous known and unknown risks and uncertainties. These risks and uncertainties could cause the Company's actual results to differ materially those indicated in the forward-looking statements.

Investors are encouraged to carefully review regulatory filings prior to investment consideration. Past performance is no guarantee of future success or that there cannot be losses or business interruption. The Company is in a rapid growth sector that may or may not continue to grow in the future and therefore poses risks that may be different than other investments. Management regularly provides news and additional information believed to be true and accurate at the time of dissemination but has no requirement to modify, comment or change in the future should circumstance change or information prove to be inaccurate for any reason. Additionally, the Company makes every effort to comply with all applicable laws.

Contact:

info@smartkidsgroup.com